Exhibit 99.1

Newfield Terminates Oil Sales Agreement with Rockies Refiner
Company reducing rig count, spending plans

HOUSTON, December 22, 2008 -- Newfield Exploration Company (NYSE: NFX) yesterday terminated its crude oil sales contract with Big West Oil Co. LLC, a subsidiary of Flying J Inc., for deliveries of black wax production from its Monument Butte oil field in the Uinta Basin of the Rockies. The agreement was terminated by Newfield pursuant to certain early termination provisions in the contract. Newfield did not receive timely payment from Big West for crude oil deliveries made in November. The total amount owed to Newfield to date is approximately $15 million.

Gross field production at Monument Butte has recently averaged approximately 17,000 BOPD. Newfield had been selling to Big West approximately 9,000 BOPD gross (6,000 BOPD net to Newfield’s interest).

Newfield is currently in discussions for a replacement contract with Big West Oil Co. LLC, but there is no certainty if or when deliveries will resume under a new arrangement which guarantees payment for crude oil delivered. Substantially all of Newfield’s 2009 domestic crude oil production, including production from the Monument Butte field, is hedged at prices from $107 to $128 per barrel (see complete hedging information in the @NFX publication on the Company’s website). These hedges will help assure that Newfield’s cash flow is not materially affected by a cessation of sales to Big West.

Newfield has five drilling rigs running in the Monument Butte field today and had recently made plans to drop two rigs. Activity in the field in 2009 will be determined by demand for its black wax crude oil production. Newfield can more than offset the revenues which would have been realized under the agreement with Big West by further reducing 2009 drilling activity at Monument Butte. Newfield intends to manage inventory levels in the field through the pace of drilling and to help ensure these events do not affect the Company’s liquidity. A rig year in the field is equivalent to approximately $40 million in annual capital expenditures.

Including the impact of lower oil sales in December, Newfield expects that its 2008 production will be 235-236 Bcfe, within the Company’s previously announced guidance range. If Newfield is unable to replace the Big West contract or find alternative markets, the Company estimates its 2009 production would be reduced by approximately 12 Bcfe. Under this scenario, production in 2009 would be approximately 250 Bcfe, an increase of approximately 6% over estimated 2008 volumes. The deferred revenues will be more than offset by reductions in drilling and operating costs.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

This release contains forward-looking information regarding expected ranges of production, drilling plans and expected hedging, cash flow and liquidity impacts. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com